News Release 101	Liberty Star Uranium & Metals Corp.
August 16, 2011	LBSR: OTCBB LBVN: Frankfurt
FOR IMMEDIATE RELEASE	http://www.LibertyStarUranium.com

Larry Liang Named President of Liberty Star Uranium & Metals Corp.

TUCSON, Ariz Liberty Star Uranium & Metals Corp. (The “Company”) (OTCBB: LBSR) is pleased to announce that Larry Liang has been promoted from Executive Vice President to President of the Company effective immediately.  He will retain his membership on the Board of Directors and oversee Liberty Star’s business development and legal affairs.  James A. Briscoe will remain the Company’s Board Chairman, CEO and Chief Geologist.
Mr. Liang, 32, is a highly successful international businessman with expertise in cross-border private capital, mergers and acquisitions, and international trade.  Mr. Liang has practiced law in New York and in China.  In addition to his duties as Liberty Star Executive Vice President and Board Member, Mr. Liang is the co-founder of Invest U.S. Regional Center, a federally designated EB-5 visa investment center which has successfully brought in millions of dollars of foreign capital into United States and created hundreds of new American jobs. Mr. Liang has been a frequent speaker at EB-5 investment national trade shows and seminars. Born in China, Mr. Liang attended the Southwest University of Political Science and Law, Chong Qing, China and received an L.L.B. in International Economic Law, Summa Cum Laude, followed by an L.L.M. (Master of Laws) in International Trade Law from the University of Arizona, James E. Rogers College of Law (2003).

Comments CEO James Briscoe, “Larry is working with McNicoll, Lewis & Vlak right now to negotiate the best financing possible to continue exploration work on all of our projects.  I have great confidence in his negotiating skills and have seen him at work presenting the Company here and in China. Larry and I have the same long term strategic plan for the Company, so he can handle negotiating complex legal and financial relationships while I concentrate on strategic direction and supervision of exploration geology.   I know Larry’s vision and hard work will forward the development of our gold, copper and uranium properties in Alaska and Arizona.”

 “James A. Briscoe” James A. Briscoe,
CEO/Director
Liberty Star Uranium & Metals Corp.

Contact:

Tracy Myers
Investor Relations
Liberty Star Uranium & Metals Corp.
Phone (520) 425-1433 (520) 731-8786
http://www.LibertyStarUranium.com
info@LibertyStarUranium.com

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